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Exhibit 99.5

OFFER
of
ELK ACQUISITION, INC.,
a Wholly Owned Subsidiary
of
AVI BIOPHARMA, INC.
for Shares of Common Stock and Series A Convertible Preferred Stock
of
EXEGENICS INC.

Pursuant to the Exchange Offer and Based on the Exchange Ratios
Described in the Prospectus dated July 25, 2003

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT NEW YORK CITY TIME ON AUGUST 22, 2003 UNLESS EXTENDED.

July 25, 2003
To Our Clients:

        Enclosed for your consideration are the Prospectus, dated July 25, 2003 (the "Prospectus"), and the related Common Stock Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") in connection with the offer by Elk Acquisition, Inc. ("Purchaser"), a Delaware corporation and a wholly-owned subsidiary of AVI BioPharma, Inc., an Oregon corporation ("AVI BioPharma"), to exchange 0.103 of a share of AVI BioPharma common stock, par value $0.0001 per share (the "AVI BioPharma Common Stock") for each outstanding share of common stock, par value $0.01 per share (the "eXegenics Common Stock"), and 0.155 of a share of AVI BioPharma Common Stock for each outstanding share of Series A Convertible Preferred Stock, par value $0.01 per share, of eXegenics Inc. (the "eXegenics Preferred Stock" and, together with the eXegenics Common Stock, the "eXegenics Shares"), a Delaware corporation ("eXegenics"). The Offer is being made in connection with the Agreement and Plan of Merger dated as of July 16, 2003 (the "Merger Agreement") among AVI BioPharma, Purchaser and eXegenics. The Merger Agreement provides, among other things, that following the completion of the Offer and the satisfaction or waiver, if permissible, of all conditions set forth in the Merger Agreement and in accordance with the Delaware General Corporation Law, Purchaser will be merged with and into eXegenics (the "Merger"), with eXegenics surviving the Merger as a wholly owned subsidiary of AVI BioPharma.

        WE ARE THE HOLDER OF RECORD (DIRECTLY OR INDIRECTLY) OF EXEGENICS COMMON STOCK HELD FOR YOUR ACCOUNT. A TENDER OF SUCH EXEGENICS COMMON STOCK CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE ENCLOSED COMMON STOCK LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER EXEGENICS COMMON STOCK HELD BY US FOR YOUR ACCOUNT.

        We request instructions as to whether you wish us to tender any or all of the eXegenics Common Stock held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

        Your attention is invited to the following:

        1.     The consideration per share of eXegenics Common Stock is 0.103 shares of AVI BioPharma Common Stock, as described in the Prospectus.

        2.     The consideration per share of eXegenics Preferred Stock is 0.155 shares of AVI BioPharma Common Stock, as described in the Prospectus.

        3.     The Offer is being made for all outstanding eXegenics Shares.

        4.     The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on August 22, 2003, unless the Offer is extended.

        5.     The Offer is subject to various conditions set forth in the Prospectus, which you should review in detail.

        6.     The eXegenics board of directors has unanimously (1) determined that the Offer, the Merger and the Merger Agreement are fair to, and in the best interests of, the holders of eXegenics Common Stock and eXegenics Preferred Stock, (2) approved the Merger, the Offer and the Merger Agreement and (3) recommended that eXegenics stockholders accept the Offer and tender their eXegenics Shares pursuant thereto and approve and adopt the Merger Agreement.

        7.     Stockholders who fail to complete and sign the Substitute Form W-9 may be subject to a required federal backup withholding tax of 28% of the cash payable to such stockholder or other payee for fractional shares pursuant to the Offer and a $50 fine by the Internal Revenue Service.

        Except as disclosed in the Prospectus, neither AVI BioPharma nor Purchaser is aware of any state in which the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute.

        If you wish to have us tender any or all of your eXegenics Common Stock, please so instruct us by completing, executing and returning to us the instruction form set forth on the reverse side of this letter. An envelope to return your instructions to us is enclosed. If you authorize the tender of your eXegenics Common Stock, all such eXegenics Common Stock will be tendered unless otherwise specified on the reverse side of this letter. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN SUFFICIENT TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION OF THE OFFER.

        The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of eXegenics Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

Instructions With Respect to the

OFFER
of
ELK ACQUISITION, INC.,
a Wholly Owned Subsidiary
of
AVI BIOPHARMA, INC.
for Shares of Common Stock and Series A Convertible Preferred Stock
of
EXEGENICS INC.

Pursuant to the Exchange Offer and Based on the Exchange Ratio
Described in the Prospectus dated July 25, 2003

        The undersigned acknowledge(s) receipt of your letter and the enclosed Prospectus dated July 25, 2003 (the "Prospectus") and the related Common Stock Letter of Transmittal in connection with the offer by Elk Acquisition, Inc., a Delaware corporation, to exchange 0.103 of a share of AVI BioPharma common stock, par value $0.0001 per share, for each outstanding share of common stock, par value $0.01 per share (the "eXegenics Common Stock"), of eXegenics Inc., a Delaware corporation.

        This will instruct you to tender the number of eXegenics Common Stock indicated below (or if no number is indicated below, all eXegenics Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Account Number:
Number of shares eXegenics Common Stock to be Tendered*:
Dated:	, 2003
Sign here:
Name (please print):
Address:
Area Code and Telephone Number: ( )
Tax Identification or Social Security Number (s):
*
Unless otherwise indicated, it will be assumed that all eXegenics Common Stock held by us for your account are to be tendered.

        PLEASE RETURN THIS FORM TO THE BROKERAGE FIRM MAINTAINING YOUR ACCOUNT

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  Exhibit 99.5